March 27, 2015

Dustin Dean

Dear Dustin:

In regards to the Repatriation Letter dated February 25, 2015 and signed March 3, 2015 we are documenting the following amendments.

End of Assignment Bonus

The special one-time only bonus is corrected to be a bonus of $4,000 USD (the “Correction”) paid through the home country payroll subject to U.S. tax withholdings. This is equivalent to the difference between one and a half month’s base salary and allowances under your Expat Assignment Letter (as extended August 13, 2104) and the base salary outlined your Repatriation Letter.

Salary Adjustment

As you received a total payment of $40,625 USD on March 13, 2015 (the “Payment”), you agree that the difference between the Payment and the Correction is an amount owing to the Company is a legal debt and obligation and that the amount owed may be partially offset against and deducted from your future wages.

As a result, will begin a salary sacrifice program effective April 1, 2015 and continuing for 12 consecutive months to offset your annualized compensation in repayment of the debt. The deduction will be equal to $1,526 per pay period for the duration of the 12 month period, unless otherwise agreed upon in writing by you and LivePerson.

Please acknowledge your understanding and acceptance of this offer letter by signing below and returning to Lynn Gibson.

Sincerely,

/s/ Daryl J. Carlough	3/30/2015
Approving Signatory Name – Company Rep.	Date
Signature

/s/ Dustin Dean	3/31/2015
Approving Signatory Name – Dustin Dean	Date
Signature

By signing this agreement, you acknowledge that you read, understand, and agree to the terms and conditions.

475 10th Avenue, 5th Floor, New York, NY 10018 www.liveperson.com t 212.609.4200 f 212.609.4201